Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF AUGUST 3, 2011

AMONG

INTREPID POTASH, INC.,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS SYNDICATION AGENT

AND

U.S. BANK NATIONAL ASSOCIATION AND

WELLS FARGO SECURITIES, LLC
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

AND

JPMORGAN CHASE BANK, N.A.,

BANK OF MONTREAL AND

BANK OF AMERICA, N.A.
AS CO-DOCUMENTATION AGENTS

i

4.1.	Initial Credit Extension	43
4.2.	Each Credit Extension	45

ARTICLE V REPRESENTATIONS AND WARRANTIES		45

5.1.	Existence and Standing	45
5.2.	Authorization and Validity	45
5.3.	No Conflict; Government Consent	46
5.4.	Financial Statements	46
5.5.	Material Adverse Change	46
5.6.	Taxes	46
5.7.	Litigation and Contingent Obligations	47
5.8.	Subsidiaries	47
5.9.	ERISA	47
5.10.	Accuracy of Information	47
5.11.	Regulation U	47
5.12.	Material Agreements	47
5.13.	Compliance With Laws	48
5.14.	Ownership of Properties	48
5.15.	Plan Assets; Prohibited Transactions	48
5.16.	Environmental Matters	48
5.17.	Investment Company Act	48
5.18.	Insurance	48
5.19.	Subordinated Indebtedness	48
5.20.	Solvency	49
5.21.	No Default	49

ARTICLE VI COVENANTS		49

6.1.	Financial Reporting	49
6.2.	Use of Proceeds	51
6.3.	Notice of Material Events	51
6.4.	Conduct of Business	51
6.5.	Taxes	52
6.6.	Insurance	52
6.7.	Compliance with Laws and Material Contractual Obligations	52
6.8.	Maintenance of Properties	52
6.9.	Books and Records; Inspection	52
6.10.	Payment of Obligations	53
6.11.	Indebtedness	53
6.12.	Merger	54
6.13.	Sale of Assets	54
6.14.	Investments	55
6.15.	Acquisitions	56
6.16.	Liens	56
6.17.	Affiliates	57
6.18.	Subordinated Indebtedness	58
6.19.	[Intentionally omitted].	58

6.20.	Restricted Payments	58
6.21.	Financial Covenants	59
6.22.	Guarantors	59
6.23.	No Negative Pledge	59

ARTICLE VII DEFAULTS		60

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		62

8.1.	Acceleration; Remedies	62
8.2.	Application of Funds	63
8.3.	Amendments	64
8.4.	Preservation of Rights	65

ARTICLE IX GENERAL PROVISIONS		65

9.1.	Survival of Representations	65
9.2.	Governmental Regulation	65
9.3.	Headings	65
9.4.	Entire Agreement	65
9.5.	Several Obligations; Benefits of this Agreement	66
9.6.	Expenses; Indemnification	66
9.7.	[Intentionally omitted]	67
9.8.	Accounting	67
9.9.	Severability of Provisions	67
9.10.	Nonliability of Lenders	68
9.11.	Confidentiality	68
9.12.	Nonreliance	69
9.13.	Disclosure	69
9.14.	USA PATRIOT ACT NOTIFICATION	69

ARTICLE X THE ADMINISTRATIVE AGENT		69

10.1.	Appointment; Nature of Relationship	69
10.2.	Powers	70
10.3.	General Immunity	70
10.4.	No Responsibility for Loans, Recitals, etc	70
10.5.	Action on Instructions of Lenders	70
10.6.	Employment of Administrative Agents and Counsel	71
10.7.	Reliance on Documents; Counsel	71
10.8.	Administrative Agent’s Reimbursement and Indemnification	71
10.9.	Notice of Event of Default	72
10.10.	Rights as a Lender	72
10.11.	Lender Credit Decision, Legal Representation	72
10.12.	Successor Administrative Agent	73
10.13.	Administrative Agent and Arranger Fees	73
10.14.	Delegation to Affiliates	74

iii

10.15.	Administrative Agent, Co-Documentation Agent, Syndication Agent, etc	74
10.16.	No Advisory or Fiduciary Responsibility	74

ARTICLE XI SETOFF; RATABLE PAYMENTS		74

11.1.	Setoff	74
11.2.	Ratable Payments	75

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		75

12.1.	Successors and Assigns	75
12.2.	Participations	76
12.3.	Assignments	77
12.4.	Dissemination of Information	78
12.5.	Tax Treatment	79

ARTICLE XIII NOTICES		79

13.1.	Notices; Effectiveness; Electronic Communication.	79

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		80

14.1.	Counterparts; Effectiveness	80
14.2.	Electronic Execution of Assignments	80

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		81

15.1.	CHOICE OF LAW	81
15.2.	CONSENT TO JURISDICTION	81
15.3.	WAIVER OF JURY TRIAL	81

SCHEDULES

PRICING SCHEDULE

SCHEDULE I — Commitments

SCHEDULE 1 — Initial Guarantors

SCHEDULE 5.8 — Subsidiaries

SCHEDULE 5.14 — Properties

SCHEDULE 6.11 — Indebtedness

SCHEDULE 6.14 — Investments

SCHEDULE 6.16 - Liens

SCHEDULE 6.17 — Affiliate Transactions

EXHIBITS

EXHIBIT A — Form of Compliance Certificate

EXHIBIT B — Form of Assignment and Assumption Agreement

EXHIBIT C — Form of Borrowing Notice

EXHIBIT D — Form of Note

EXHIBIT E — Form of Increasing Lender Supplement

EXHIBIT F — Form of Augmenting Lender Supplement

EXHIBIT G — List of Closing Documents

v

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of August 3, 2011, is among Intrepid Potash, Inc., a Delaware corporation, the Lenders and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“2008 Equity Incentive Plan” means the INTREPID POTASH, INC. 2008 EQUITY INCENTIVE PLAN, adopted April 20, 2008, and approved by the Borrower’s stockholders on April 20, 2008.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that in no event shall any institutional investor be deemed an Affiliate of the Borrower unless such institutional investor has placed at least one of its representatives on the Borrower’s board of directors (excluding any trustee under, or any committee with responsibility for administering, any Plan).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as adjusted from time to time pursuant to the terms hereof.  As of the date of this Agreement, the Aggregate Commitment is $250,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the Eurodollar Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of U.S. Bank and WFS and their respective successors, in their capacity as Joint Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Augmenting Lender” is defined in Section 2.24.

“Authorized Officer” means any of the Executive Chairman of the Board, President, Chief Financial Officer, Treasurer, Director of Finance, Controller and Chief Accounting Officer or any Executive Vice President of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Borrower” means Intrepid Potash, Inc., a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP; provided, that “Capital Expenditures” shall not include (w) expenditures funded with net cash proceeds received by a Loan Party with respect to (i) any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to any Loan Party, (ii) any insurance or condemnation proceeds for assets being replaced, in each case, received or paid to the account of any Loan Party, or (iii) an equity issuance by the Borrower; (x) expenditures funded directly with proceeds of contractual reimbursement obligations owing by landlords of the Loan Parties to the extent actually reimbursed in cash by landlords that are not Affiliates of any Loan Party; (y) any like-kind or non-monetary exchange of assets; and (z) for the avoidance of doubt, Permitted Acquisitions.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s, and (vi) any Investment permitted by that certain Short-Term Investment Policy of Intrepid Potash, Inc., issued in July 2008, as the same may be amended or supplemented from time to time, and as approved by the Borrower’s audit committee.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent or any of its Affiliates (other than pursuant to this Agreement), the LC Issuer or any other Lender, including without limitation:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, in each case, other than the Permitted Holders, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated.

“Change in Law” is defined in Section 3.1.

“Co-Documentation Agent” means each of JPMorgan Chase Bank, N.A., Bank of Montreal and Bank of America, N.A., in their respective capacities as documentation agents for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth in Schedule I, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(b) or as otherwise modified from time to time pursuant to the terms hereof.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income, franchise or similar taxes paid in cash or accrued, (iii) depreciation expense, (iv) amortization expense, (v) impairment expense, (vi) extraordinary expenses, charges or losses incurred other than in the ordinary course of business, (vii) all non-cash expenses (including related to stock based compensation), (viii) non-recurring or unusual cash expenses agreed to by the Administrative Agent, (ix) depletion expense, and (x) accretion expense, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) all non-cash income or gains, (3) non-recurring or unusual cash income or gains agreed to by the Administrative Agent and the Borrower, (4) income tax credits and refunds (to the extent not netted from tax expense), and (5) any cash payments made during such period in respect of non-cash items described in clauses (vi) or (vii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.  Any determination of Consolidated EBITDA shall exclude (i) unrealized gains or losses in respect of Rate Management Transactions and (ii) gains or losses resulting from any disposition of assets that is not a Material Disposition.

“Consolidated Funded Indebtedness” means at any time the aggregate amount of Consolidated Indebtedness, excluding Indebtedness of a type described in clauses (ii), (iii), (v), (vii) (but only with respect to (a) commercial Letters of Credit or (b) Letters of Credit supporting reclamation obligations or other obligations that are of the type that are, or are permitted to be, supported by performance guarantees, surety bonds or reclamation bonds), (viii) (as it pertains to clauses (ii), (iii), (v), (vii) (but only with respect to (a) commercial Letters of Credit or (b) Letters of Credit supporting reclamation obligations or other obligations that are of the type that are, or are permitted to be, supported by performance guarantees, surety bonds or reclamation bonds) or (ix) in the definition of Indebtedness or any Indebtedness arising out of any IRB) and (ix) in the definition of Indebtedness and any Indebtedness arising out of any IRB.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period.  For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Maintenance Capital Expenditures” means, with reference to any period, the maintenance Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, which, for purposes of any calculation under Section 6.21(a), shall equal $40,000,000 per any four fiscal quarter period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss relating to the obligation or liability of any other Person, including, without limitation, any comfort letter tantamount to a guaranty, any operating agreement tantamount to a guaranty, any take-or-pay contract, or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership (other than such obligations of such partnership (or portion thereof) that are made non-recourse to such general partner); provided, that “Contingent Obligation” shall not include warranties or indemnities for goods or services sold in the ordinary course of business or endorsements of instruments for deposit or collection in the ordinary course of business, and unless otherwise expressly limited by the terms of a guarantee, the amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, further, that “Contingent Obligation” shall not include any obligation of Borrower or any of its Subsidiaries under any IRB.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Current Extension Commitments” shall have the meaning set forth in Section 2.23(c).

“Daily Eurodollar Base Rate” means, with respect to a Swing Line Loan, the applicable British Bankers’ Association Interest Settlement Rate for Dollar LIBOR for one month appearing on the applicable Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on a Business Day, provided that, (a) if the applicable Reuters Screen LIBOR01 for Dollar LIBOR is not available to the Administrative Agent for any reason, the applicable Daily Eurodollar Base Rate for one month shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollar LIBOR for one month as reported by any other generally recognized, publicly available financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on a Business Day, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Daily Eurodollar Base Rate for one month shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of U.S. Bank’s relevant Swing Line Loan and having a maturity equal to one month.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Daily Eurodollar Base Rate, such interest rate shall change as and when the Daily Eurodollar Base Rate shall change.

“Daily Eurodollar Loan” means a Swing Line Loan which, except as otherwise provided in Section 2.11, bears interest at the Daily Eurodollar Rate.

“Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Daily Eurodollar Base Rate, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swing Line Loans within one Business Day of the date such portion is required in the determination of the Administrative Agent to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within one Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Administrative Agent or any other

Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender by a governmental authority or an instrumentality thereof.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuer, the Swing Line Lender and the Lenders.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $10,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower nor any Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars in the London interbank market appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if the applicable Reuters Screen is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any other generally recognized, publicly available financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VII.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuer and the Administrative Agent, (i) taxes imposed on its overall net income, and franchise and similar taxes imposed on it, by the jurisdiction under the laws of which such Lender, the LC Issuer or the Administrative Agent is incorporated or organized or the jurisdiction in which the Administrative Agent’s, the LC Issuer’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located or a jurisdiction with which the Lender, the LC Issuer or the Administrative Agent has a past or present connection at the time such taxes are imposed (other than a connection arising as a result of the actions or the receipt of payments by the Lender, the LC Issuer or the Administrative Agent under the Loan Documents), (ii) any branch profits tax imposed by the United States, or (iii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation or is attributable to the Non-U.S. Lender’s failure or inability to comply with Section 3.5(d).

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Extended Termination Date” shall have the meaning set forth in Section 2.23(a).

“Extension” shall have the meaning set forth in Section 2.23(a).

“Extension Amendments” shall have the meaning set forth in Section 2.23(e).

“Extension Offer” shall have the meaning set forth in Section 2.23(a).

“Facility LC” is defined in Section 2.19(a).

“Facility LC Application” is defined in Section 2.19(c).

“Facility LC Collateral Account” is defined in Section 2.19(k).

“Facility Termination Date” means August 3, 2016, any later date as may be specified as the Facility Termination Date in accordance with Section 2.23, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated, in each case pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate shall be the average of the quotations at approximately 11:00 a.m. (Mountain time) on such day on such transactions received by the Administrative Agent from not less than three Federal funds brokers of recognized standing selected by the Administrative Agent in its commercially reasonable discretion.

“Fee Letters” is defined in Section 10.13.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Guaranteed Obligations” shall have the meaning set forth in the Guaranty.

“Guarantor” means each Domestic Subsidiary that is a Material Subsidiary and that is a party to the Guaranty, and its successors and assigns.  The Guarantors on the date hereof are identified as such in Schedule 1 hereto.

“Guaranty” means that certain Guaranty dated as of August 3, 2011 executed by the Guarantors party thereto in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Increasing Lender” is defined in Section 2.24.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds or other similar instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, but only if such obligation to purchase can be enforced prior to the Facility Termination Date, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit or banker’s acceptances, (viii) Contingent Obligations of such Person relating to Indebtedness of a type described in clauses (i) through (vii) or (ix) through (xi) of this definition, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) obligations under any transaction pursuant to which such Person has sold, conveyed or otherwise transferred any accounts or notes receivable and rights related thereto (other than any sale or transfer in connection with enforcement or collection thereof), and (xi) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.  Notwithstanding the foregoing, for all purposes hereof, (a) no effect shall be given hereunder to any change under GAAP that results in Operating Leases being treated as capital leases and (b) the Indebtedness of any Person will not include accrued liabilities or obligations incurred in the ordinary course.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three, six, or if available to all Lenders, nine or twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person (with the understanding that the aggregate amount of outstanding Investments shall be reduced at any time and from time to time by all dividends, distributions and similar amounts received by the holder of an Investment, and by the amount of net proceeds received by such holder upon the sale of such Investment).

“IRB” means any self-funded industrial revenue bond transaction set forth in Schedule 6.11, or any such transaction entered into by the Borrower or any of its Subsidiaries after the date hereof pursuant to the provisions of Sections 4-59-1 to 4-59-16 of the New Mexico Statutes Annotated, 1978 Compilation, as amended, or any comparable statute, regulation or program in any other state, so long as, in each case, such transaction is debt-neutral (with the relevant municipality or county issuing such bonds, the Borrower purchasing such bonds, and the relevant Subsidiary receiving the proceeds from the sales of such bonds) and is generally of the kind and nature entered into by the Borrower and its Subsidiaries prior to the date hereof.

“LC Fee” is defined in Section 2.19(d).

“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19(e).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Guaranty, any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement, excluding Rate Management Transactions.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (iii) the ability of the Guarantors, taken as a whole, to perform their collective obligations under the Loan Documents to which they are party, or (iv) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means each Subsidiary which, as of the end of the most recent fiscal quarter of the Borrower, (i) for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 6.1, contributed greater than 10% of the Borrower’s Consolidated EBITDA for such period or (ii) contributed greater than 10% of the Borrower’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the EBITDA or consolidated total assets of all Subsidiaries that are not Material Subsidiaries exceeds 20% of the Borrower’s Consolidated EBITDA for any such period or 20% of the Borrower’s Consolidated Total Assets as of the end of any such fiscal quarter, respectively, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.23(d).

“Modify” and “Modification” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such

Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more that is or would be categorized as an “operating lease” under GAAP as in effect on the date of this Agreement, regardless of when such lease is or was entered into.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 12.2(a).

“Payment Date” means the first day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental, reasonably related or complementary thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail (i) a pro forma Leverage Ratio of less than or equal to 2.75 to 1.00 for the four fiscal quarter period most recently ended prior to the date of such Acquisition, and (ii) for any Acquisition that is a Material Acquisition, pro forma compliance with the financial covenant contained in Section 6.21(a) for such period, calculated, in each case, as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.

“Permitted Holder” means each of Robert P. Jornayvaz III, Hugh E. Harvey, Jr., Intrepid Production Corporation and Harvey Operating and Production Company and, to the extent controlled solely by Robert P. Jornayvaz III or Hugh E. Harvey, Jr., any partnership, trust or other entity created for the benefit of any one or more of Robert P. Jornayvaz III or Hugh E. Harvey, Jr., the spouse of Robert P. Jornayvaz III or Hugh E. Harvey, Jr., or any lineal descendants of Robert P. Jornayvaz III or Hugh E. Harvey, Jr.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Extension Commitments” shall have the meaning set forth in Section 2.23(c).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Purchasers” is defined in Section 12.3(a).

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Rate Management Obligations” means any and all obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or the LC Issuer, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

 “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, excluding any agreements entered into by the Borrower or any Subsidiary for the physical purchase of natural gas in the ordinary course of business for use in the Borrower’s or such Subsidiary’s operations.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure.  The Commitment or Outstanding Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities applicable at such time to any member bank of the Federal Reserve.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations, in each case adopted prior to the date of this Agreement, in each case, to the extent a Lender is subject to such regulations, rules and amendments.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Stated Rate” is defined in Section 2.21.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations, to the written satisfaction of the Required Lenders, and none of the principal of which is payable until at least 91 days after the Facility Termination Date.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swing Line Borrowing Notice” is defined in Section 2.4(b).

“Swing Line Lender” means U.S. Bank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.4.

“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrower at any one time, which, as of this date, is $25,000,000.

“Syndication Agent” means Wells Fargo.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors.

“WFS” means Wells Fargo Securities, LLC, in its individual capacity, and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.          Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, the amount of such Lender’s Outstanding Credit Exposure shall not exceed its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay, prepay and reborrow at any time prior to the Facility Termination Date.  The Commitments to extend credit hereunder shall expire on the Facility Termination Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2.          Required Payments; Termination.  If at any time the amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall immediately make a payment on the Obligations sufficient to eliminate such excess.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.          Ratable Loans; Types of Advances.  Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.  The Advances may be Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.

2.4.          Swing Line Loans.

(a)           Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender shall, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Commitment at such time.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

(b)           Borrowing Notice.  In order to borrow a Swing Line Loan, the Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 1:00 p.m. (Mountain time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

(c)           Making of Swing Line Loans; Participations.  Not later than 3:00 p.m. (Mountain time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.  Each time that a Swing Line Loan is made by the Swing Line Lender pursuant to this Section 2.4(c), the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Pro Rata Share.

(d)           Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower on the date selected by the Administrative Agent.  In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than 1:00 p.m. (Mountain time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5.          Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.  Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder, except for purposes of calculating the commitment fee payable to U.S. Bank.

2.6.          Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $2,000,000 and incremental amounts in integral multiples of $500,000, and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $500,000 and incremental amounts in integral multiples of $500,000, provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7.          Reductions in Aggregate Commitment; Optional Principal Payments.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $2,000,000, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure; provided, further, that no reduction of the Aggregate Commitment shall limit or reduce the Borrower’s ability to increase the Commitments pursuant to Section 2.24.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.  The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $500,000 (or less if equal to the outstanding Revolving Loans), any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice to the Administrative Agent.  The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 12:00 noon (Mountain time) on the date of repayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $2,000,000 (or less if equal to the outstanding Revolving Loans), any portion of the outstanding Eurodollar Advances upon three Business Days’ prior written notice to the Administrative Agent.

2.8.          Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 11:00 a.m. (Mountain time) on the Borrowing Date of each Base Rate Advance (other than a Swing

Line Loan) and two (2) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                                     the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                  the aggregate amount of such Advance,

(iii)                               the Type of Advance selected,  and

(iv)                              in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Mountain time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9.          Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods.  Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of (i) a Base Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Mountain time) at least two (2) Business Days prior to the date of the requested conversion or continuation, and (ii) conversion of a Eurodollar Advance to a Base Rate Advance not later than 11:00 a.m. (Mountain time) on the date of the requested conversion, in each case, specifying:

(i)                                     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)                                  the Type of the Advance which is to be converted or continued, and

(iii)                               the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same type, there shall be no more than six (6) Interest Periods in effect hereunder.

2.10.        Interest Rates.  Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the Borrower’s option, the Base Rate or the Daily Eurodollar Rate.  Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule.  No Interest Period may end after the Facility Termination Date.

2.11.        Rates Applicable After Event of Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, and (iii) the LC Fee shall be increased by 2.00% per annum, provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.  After an Event of Default has been cured or waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.12.        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds in Dollars to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Mountain time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such

Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19(f).

2.13.        Noteless Agreement; Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit D, with appropriate changes for notes evidencing Swing Line Loans (each a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.

2.14.        Telephonic Notices.  The Borrower shall be permitted to, and hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

2.15.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable in arrears on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that Interest at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.16.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.        Lending Installations.  Each Lender may book its Advances and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment (and, if any Lender has not made any such payment, then such Lender, severally) shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.        Facility LCs.

(a)           Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one year later than the fifth Business Day prior to the Facility Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the LC Obligations with respect to such Facility LC.

(b)           Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)           Notice.  Subject to Section 2.19(a), the Borrower shall give the Administrative Agent notice prior to 11:00 a.m. (Mountain time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility

LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Issuer and each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived.  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)           LC Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares (subject to Section 2.22(c)(iii) below), with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount of the Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”).  The Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in an amount equal to 0.125% per annum multiplied by the original face amount of each Facility LC, such fee to be payable in arrears on each Payment Date and (y) on demand, all reasonable amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all reasonable and documented third party out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.

(e)           Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (Mountain time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.

(f)            Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer no later than the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct, bad faith or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date.  The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19(e).  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(g)           Obligations Absolute.  The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without bad faith, gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC

Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h)           Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)            Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct, bad faith or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j)            Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

(k)           Facility LC Collateral Account.  The Borrower agrees that it will, during the continuance of an Event of Default, upon the request of the Administrative Agent or the Required Lenders and until the earlier of (i) the cure or waiver of such Event of Default and (ii) the date on which all amounts have been paid to the LC Issuer or the Lenders in respect of any Facility LC, establish and maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations, all obligations in connection with Cash Management Services, and all Rate Management Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding 30 days.  Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

(l)            Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.        Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 2.19(e) or the Swing Line Lender pursuant to Section 2.4(d) or declines to approve an amendment, consent or waiver that is either recommended by the Administrative Agent or approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.  A Lender shall not be required to make any such assignment or delegation if, prior to the making of such assignment or delegation, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment or delegation cease to apply.

2.21.        Limitation of Interest.  The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls.  As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22.        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder;

(b)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;

(c)           if any Swing Line Loans shall be outstanding or any LC Obligations shall exist at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of the unfunded participations in and commitments with respect to such Swing Line Loans or Facility LCs shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposure plus such Defaulting Lenders’ Loans and participations in and commitments with respect to Loans and Facility LCs does not exceed the total of all non-Defaulting Lender’s Commitments and (y) the conditions set forth in Article IV are satisfied at such time; provided, that the LC Fees payable to the Lenders shall be determined taking into account such reallocation.

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay the outstanding Swing Line Loans that were not reallocated and (y) second, cash collateralize such Defaulting Lender’s Pro Rata Share of the LC Obligations in accordance with the procedures set forth in Section 8.1 for so long as such Facility LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s Facility LC Exposure pursuant to clause (i) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.19(d) with respect to such Defaulting Lender’s Pro Rata Share of the LC Obligations (as

in effect immediately prior to the time such Lender became a Defaulting Lender) during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized; and

(iv)          if any Defaulting Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.19(d) with respect to such Defaulting Lender’s Pro Rata Share of the LC Obligations (as in effect immediately prior to the time such Lender became a Defaulting Lender) shall be payable to the LC Issuer until such Facility LC Exposure is cash collateralized;

(d)           so long as any Lender is a Defaulting Lender, (i) the LC Issuer shall not be required to issue or Modify any Facility LC and (ii) the Swing Line Lender shall not be required to make any Swing Line Loan, unless, in each case, the LC Issuer or the Swing Line Lender, as applicable, is satisfied that the related exposure will be 100% covered by cash collateral provided by the Borrower in accordance with Section 2.22(c); and

(e)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.20) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Facility LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Facility LCs with respect to which the LC Issuer has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.  Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post cash collateral pursuant to this Section 2.22(e) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents thereto.

Cash collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Facility LC Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Facility LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuer that there exists excess cash collateral; provided, that, subject to this Section 2.22, the Person providing cash collateral and the LC Issuer may agree that cash collateral shall be held to support future anticipated Facility LC Exposure or other obligations.

In the event that the Administrative Agent, the Borrower, the LC Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender.  For purposes of this Section 2.22, “Facility LC Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Pro Rata Share of the LC Obligations with respect to Facility LCs issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

2.23.        Extensions of Commitments.

(a)           The Borrower may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Commitments to extend the termination date, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender.  In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Banks), no later than 30 days prior to the Facility Termination Date of the requested new termination date for the extended Commitments (each an “Extended Termination Date”) and the due date for Lender responses.  In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.

(b)           Each Extension shall be subject to the following:

(i)            no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)           except as to interest rates, fees and termination date, the Commitment of any Lender extended pursuant to any Extension shall have the same terms as the Commitments of the Banks that did not agree to the Extension Offer;

(iii)          the final termination date of the Commitments to be extended pursuant to an Extension shall be later than the final termination date of the Commitments of the Banks that did not agree to the Extension Offer;

(iv)          if the aggregate amount of Commitments in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Lenders that accepted such Extension Offer;

(v)           all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vi)          any applicable Minimum Extension Condition shall be satisfied; and

(vii)         no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

(c)           If at the time any Extension of Commitments (as so extended, “Current Extension Commitments”) becomes effective, there will be Commitments or Revolving Loans attributable to a prior Extension that will remain outstanding (collectively, the “Prior Extension Commitments”), then, if the interest rate spread applicable to any such Current Extension Commitments exceeds the interest rate spread applicable to such Prior Extension Commitments by more than 0.25%, then the interest rate spread applicable to such Prior Extension Commitments shall be increased so that it equals the interest rate spread applicable to the Current Extension Commitments (calculated as provided above).

(d)           The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that the Required Lenders approve such Extension.  For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Commitments or Revolving Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Revolving Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.

(e)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23.  Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.23 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Borrower and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.23.

(f)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

2.24.        Increase Option.  So long as no Default or Event of Default has occurred and is continuing, the Borrower may from time to time elect to increase the Commitments, in each case in minimum increments of $10,000,000 or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $100,000,000.  The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the reasonable approval of the Borrower, the Administrative Agent and the LC Issuer and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of an Augmenting Lender, the

Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto.  No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.24.  Increases and new Commitments created pursuant to this Section 2.24 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (i) and (ii) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.21 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the date hereof as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.3).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.          Yield Protection.  If, on or after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive

(whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:

(a)           subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes (other than Excluded Taxes), or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer, in each case in respect of its Eurodollar Loans, Daily Eurodollar Loans, Facility LCs or participations therein, or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans), or

(c)           imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or Daily Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Daily Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Daily Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans,  Daily Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Daily Eurodollar Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days after demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.  The Borrower will not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then such nine (9) month period will be extended to include the period of retroactive effect thereof).

3.2.          Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation or holding company controlling such Lender or the LC Issuer is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.  The Borrower will not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section 3.2 for any increased capital requirement suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law or change in Risk-Based Capital Guidelines giving rise to such increased capital requirement and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law or change in Risk-Based Capital Guidelines giving rise to such increased capital requirement is retroactive, then such nine (9) month period will be extended to include the period of retroactive effect thereof).

3.3.          Availability of Types of Advances; Adequacy of Interest Rate.  If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurodollar Advances or Daily Eurodollar Loans are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurodollar Advances or Daily Eurodollar Loans, then the Administrative Agent shall (i) notify the Borrower thereof and (ii) until the Administrative Agent or the required Lenders revoke such determination, suspend the availability of Eurodollar Advances or Daily Eurodollar Loans and require any affected Eurodollar Advances or Daily Eurodollar Loans to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Advances or Daily Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Advance in the amounts specified therein.

3.4.          Funding Indemnification.  If (a) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Eurodollar Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered by the Borrower pursuant hereto or (e) any Eurodollar Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) actually incurred by any such Lender as a result of such prepayment.  The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss actually incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

3.5.          Taxes.

(a)           All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions for such Taxes (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions of Taxes, (c) the Borrower shall pay the full amount of Taxes deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(c)           The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(d)           Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement or, as applicable, at the time it becomes a party to this Agreement pursuant to Section 12.3, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code), a certificate establishing that it meets the requirements for such exemption.  In addition, each Lender, the LC Issuer and the Administrative Agent shall deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes, at the expense of the Non-U.S. Lender.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations, and termination of this Agreement.

3.6.          Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances or Daily Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations, and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.          Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied or waived:

(a)           The Administrative Agent shall have received executed counterparts of each of this Agreement and the Guaranty.

(b)           The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects, in each case, as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been (x) with respect to any representation or warranty that contains a materiality qualifier, true and correct in all respects and (y) with respect to any representation or warranty that does not contain a materiality qualifier, true and correct in all material respects, in each case, on and as of such earlier date.

(c)           The Administrative Agent shall have received a written opinion from the Borrower’s counsel (which may include local counsel and in-house counsel) addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(e)           The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit G.

(f)            If the initial Credit Extension will be the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.

(g)           The Administrative Agent shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder (including the deeds of trust with respect to real property) shall have been terminated and released.

(h)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i)            There shall not have occurred a material adverse change in the business, Property, liabilities (actual and contingent), operations, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2010.

(j)            All governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing shall have been obtained and delivered to the Administrative Agent and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(k)           No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Effect.

(l)            The Administrative Agent shall have received:  (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants set forth in Section 6.21, (ii) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2011, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.

(m)          The Administrative Agent shall have received evidence satisfactory to it of current insurance coverage for the Borrower.

The Administrative Agent shall notify the Borrower upon the satisfaction or waiver of all conditions set forth in this Section 4.1, and such notice shall be conclusive and binding.

4.2.          Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Section 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)           There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)           The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects in each case, as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been (x) with respect to any representation or warranty that contains a materiality qualifier, true and correct in all respects and (y) with respect to any representation or warranty that does not contain a materiality qualifier, true and correct in all material respects, in each case, on and as of such earlier date.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.          Existence and Standing.  Each of the Borrower and its Subsidiaries (i) is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, and validly existing, (ii) is (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization except to the extent that failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

5.2.          Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.          No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  To the knowledge of the Authorized Officers, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.          Financial Statements.  The audited consolidated financial statements of the Borrower and its Subsidiaries dated as of December 31, 2010, and the unaudited financial statements of the Borrower and its Subsidiaries dated as of March 31, 2011, heretofore delivered to the Lenders, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended (subject, in the case of unaudited financial statements, to year-end adjustments and absence of footnotes).

5.5.          Material Adverse Change.  Since the date of the most recent audited financial statements delivered to the Administrative Agent, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

5.6.          Taxes.  The Borrower and its Subsidiaries have, after giving effect to any extensions, filed all United States federal tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists other than Liens described in Section 6.16(a), or (ii) to the extent that any failure to do so would not reasonably be expected to have a

Material Adverse Effect.  No tax liens have been filed other than Liens permitted under Section 6.16(a) and no claims are being asserted with respect to any such taxes, except (x) such claims, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (y) to the extent that any such claim would not reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.          Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Authorized Officers, threatened against or affecting the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which would not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.          Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.          ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

5.10.        Accuracy of Information.  No written information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when taken as a whole, contained, as of the date such information, exhibit or report was so furnished, any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.  Notwithstanding the foregoing, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any projections as to future events are not to be viewed as facts and that the actual results during the period covered by such projections may differ from the projected results and that the differences may be material).

5.11.        Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.        Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which would reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

5.13.        Compliance With Laws.  The Borrower and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

5.14.        Ownership of Properties.  Except as set forth in Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15.        Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.        Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries are in compliance with Environmental Laws, there are no proceedings pending involving claims under Environmental Laws, and none of the Borrower or any Subsidiary has received written notice to the effect that its operations are not in material compliance with Environmental Laws or that its operations or properties are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

5.17.        Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.        Insurance.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance covering such Properties and risks as is consistent with sound business practice in the Borrower’s or any Subsidiary’s commercially reasonable determination and given the industries in which the Borrower or such Subsidiary operates.

5.19.        Subordinated Indebtedness.  The Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness, if any.

5.20.        Solvency.

(a)           Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their existing debts, subordinated, contingent or otherwise, as such debts become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts, subordinated, contingent or otherwise, as such debts become matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged or are about to be engaged after the date hereof.

(b)           The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(c)           Any terms that are used in this Section 5.20 and that are also used in the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or the United States Bankruptcy Code, Title 11 U.S.C., shall have the same meanings as in the text and interpretive case law of such statutes.

5.21.        No Default.  No Default or Event of Default has occurred and is continuing.

ARTICLE VI

COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Facility LCs have expired or terminated and all LC Obligations shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

6.1.          Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (for distribution to the Lenders):

(a)           Within 90 days after the close of each of its fiscal years, an audit report issued to the Borrower, with no going concern modifier or qualifications as to scope, from

KPMG LLP, its successor, or another independent certified public accountant acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis, including a balance sheet of the Borrower as of the end of such period, a statement of operations or net income, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(b)           Within 45 days after the close of the first three quarterly periods of each of its fiscal years, a consolidated unaudited balance sheet of the Borrower as of the end of each such period and a statement of operations or net income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer as fairly presenting in all material respects the financial conditions of the Borrower and its Subsidiaries as of the dates indicated on such financial statements (subject to year-end adjustments and the absence of footnotes).

(c)           Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof, and including a listing of the Material Subsidiaries at such time and any changes to a Subsidiary’s designation as a Material Subsidiary or as not a Material Subsidiary, showing the calculations necessary to make such designations.

(d)           Promptly after the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(e)           Promptly after the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(f)            Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

The Borrower shall ensure that the Administrative Agent receives automatically generated electronic mail from the Borrower’s website providing notice of the filing of any  financial statement or other information required to be furnished pursuant to Section 6.1(a), (b), (d) or (e), and the Administrative Agent shall then give notice of any such filing to the Lenders.  Such filings shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower has filed such financial statement or information with the U.S. Securities and Exchange Commission and it is available on the Borrower’s website or the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge.  Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement or information to the Administrative Agent if the Administrative Agent reasonably requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2.          Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions (i) for working capital, Capital Expenditures, Restricted Payments and Permitted Acquisitions, in each case, to the extent permitted hereunder, and other lawful corporate purposes and (ii) to refinance existing Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3.          Notice of Material Events.  The Borrower will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent (for distribution to the Lenders), promptly and in any event within five (5) Business Days after an Authorized Officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a)           any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)           to the extent not previously disclosed in Section 6.1(e), any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(e)           to the extent not previously disclosed in Section 6.1(e) as a Material Adverse Effect, any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.          Conduct of Business.  The Borrower will, and, except as permitted by Section 6.12, will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (except for other business reasonably related, complementary, or incidental thereto), (ii) do all things necessary to remain duly incorporated or organized and validly existing, (iii) remain (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be except to the extent that failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, and (iv) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

6.5.          Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.6.          Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance covering such Properties and risks as is consistent with sound business practice in the Borrower’s or any Subsidiary’s commercially reasonable determination and given the industries in which the Borrower or such Subsidiary operates, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.          Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect, and (ii) perform its obligations under material agreements to which it is a party, except for any such non-performance that would not reasonably be expected to have a Material Adverse Effect.

6.8.          Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and reasonable repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect.

6.9.          Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders (through the Administrative Agent), by their respective representatives and agents, upon reasonable notice and reasonable request during normal business hours, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate; provided, however, that the Administrative Agent may conduct such inspections and examinations no more frequently than twice in any fiscal year (only one of which such inspections per fiscal year may be conducted at Borrower’s expense), unless an Event of Default has occurred and is continuing, in which case the Administrative Agent (or any of its respective representatives or independent contractors) shall not be so limited.

6.10.        Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.11.        Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           The Loans and the Reimbursement Obligations.

(b)           Indebtedness existing on the date hereof and described in Schedule 6.11 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof except by an amount equal to the amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

(c)           Indebtedness existing or arising under Rate Management Transactions.

(d)           Indebtedness of the Borrower and its Subsidiaries which is secured by Liens granted by the Borrower and its Subsidiaries; provided that the aggregate principal amount of Indebtedness secured by Liens described in this clause (d) at any time does not exceed 10% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the fiscal year for which audited financial statements were most recently delivered pursuant to Section 6.1(a) at any time outstanding.

(e)           Unsecured Indebtedness of the Borrower and its Subsidiaries; provided that such Indebtedness shall be permitted hereunder only if the Borrower is in pro forma compliance with the covenants set forth in Section 6.21 at the time the applicable Indebtedness is incurred and immediately after giving effect thereto; provided, further, that if such unsecured Indebtedness is Material Indebtedness, such Material Indebtedness shall be permitted hereunder only if the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail that it is in pro forma compliance with the covenants set forth in Section 6.21 at the time the applicable Indebtedness is incurred and immediately after giving effect thereto.

(f)            Indebtedness existing or arising under any IRB.

(g)           Contingent Obligations with respect to performance guarantees, surety bonds and reclamation bonds incurred in the ordinary course of business.

(h)           Indebtedness of any Loan Party owed to any other Loan Party, and guarantees by any Loan Party of any Indebtedness of another Loan Party permitted to be incurred hereunder.

(i)            Indebtedness associated with project financing the sole recourse for nonpayment of which is limited to the assets that are being financed or constructed with such project financing.

(j)            Royalties payable in connection with leasehold interests.

6.12.        Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, (ii) any Loan Party may merge or consolidate with any Person, or permit any Person to merge or consolidate with it, in each case in connection with a Permitted Acquisition, so long as the surviving entity of such merger or consolidation is or becomes a Loan Party pursuant to Section 6.22; provided, that to the extent a Loan Party is merged or consolidated into another Subsidiary that is not a Loan Party, the surviving Subsidiary shall be deemed a Loan Party upon the effectiveness of such merger or consolidation, and shall immediately execute and deliver the documentation contemplated under Section 6.22 without giving effect to the grace periods contemplated therein, and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that to the extent a Loan Party is dissolved or liquidated, its assets must be transferred to another Loan Party upon such dissolution or liquidation.

6.13.        Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)           Sales of inventory, dispositions of used, worn-out or surplus Property, and abandonment or other disposition of intellectual property that is, in the Borrower’s commercially reasonably judgment, not material to or useful in the conduct of the Borrower’s or its Subsidiaries’ business, in each case in the ordinary course of business.

(b)           Dispositions of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement equipment or real property, (ii) the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment or real property, or (iii) such equipment or real property is exchanged for similar or like-kind equipment or real property.

(c)           Dispositions of property by any Loan Party to any other Loan Party.

(d)           Dispositions permitted by Section 6.12.

(e)           Licenses for the use of intellectual property or other intangible assets.

(f)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof.

(g)           Dispositions of cash and Cash Equivalent Investments.

(h)           The termination or novation of any Rate Management Transaction on the terms thereof.

(i)            Sales, issuances or other dispositions of treasury stock.

(j)            Dispositions of property as required by law, regulation or ordinance.

(k)           Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (k) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.14.        Investments.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(a)           Cash Equivalent Investments.

(b)           Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

(c)           Investments constituting Permitted Acquisitions.

(d)           Travel advances to management personnel and employees in the ordinary course of business.

(e)           Investments constituting Rate Management Transactions.

(f)            Investments by any Loan Party in or to any other Loan Party.

(g)           Contingent Obligations permitted under Section 6.11.

(h)           Any repurchase of shares of the Borrower’s equity interests permitted under Section 6.20.

(i)            Investments consisting of endorsements for collection or deposit in the ordinary course of business.

(j)            Creation of a new Subsidiary by any Loan Party, subject to the terms of Section 6.22.

(k)           Extensions of credit by Borrower to employees in connection with the withholding or payment of taxes in connection with any exercise by any such employee of options or warrants or similar securities, or in connection with the vesting of restricted stock, stock appreciation rights or similar securities of the Borrower, so long as such extension of credit is promptly reimbursed by any such employee, provided that the aggregate amount of such extensions of credit does not exceed $10,000,000 at any time outstanding.

(l)            Other Investments, provided that the aggregate amount of such other Investments does not exceed $20,000,000 at any time outstanding.

6.15.        Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition other than a Permitted Acquisition.

6.16.        Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f)            Liens existing on the date hereof and described in Schedule 6.16.

(g)           Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition.

(h)           Liens securing Indebtedness permitted under Section 6.11(d).

(i)            Liens securing Indebtedness arising out of any IRB, solely with respect to all qualifying real or personal property of any kind subject to such IRB.

(j)            Liens, if any, securing any Obligations.

(k)           Liens on treasury stock.

(l)            Cash collateralization of Rate Management Transactions (i) as required by the relevant counterparty pursuant to the applicable ISDA documentation, provided that the aggregate amount of such cash collateralization does not exceed $5,000,000 at any time outstanding, or (ii) to the extent and in the amounts required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(m)          Any deposit required to secure the performance of bids, trade contracts, or leases (other than Indebtedness), statutory or reclamation bonds, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business.

(n)           Liens securing any interest or title of a lessor or sublessor under an operating lease.

(o)           Liens securing a judgment for the payment of money not constituting an Event of Default under Section 7.9 or securing an appeal or other surety bond related to any such judgment.

(p)           Any right of a licensee under any license agreement for the use of intellectual property or other intangible assets of Borrower or any Subsidiary thereof as to which Borrower or Subsidiary is the licensor.

(q)           Any leases granted to others permitted under Section 6.13.

(r)            Real estate security deposits with respect to leaseholds in the ordinary course of business.

(s)           Liens securing Indebtedness permitted under Section 6.11(i), solely with respect to the assets that are being financed or constructed with such project financing.

(t)            Royalties payable in connection with leasehold interests.

6.17.        Affiliates.  Except for (i) any transaction between or among Loan Parties, (ii) any transaction involving assets that are not material to the business or operations of the Borrower or the Subsidiaries involved in such transaction, (iii) any IRB entered into after the date hereof, (iv) Restricted Payments permitted under Section 6.20, or (v) as set forth in Schedule 6.17, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except pursuant to the reasonable operations of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18.        Subordinated Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, in each case except to the extent permitted by any subordination agreement entered into by the Administrative Agent, on behalf of the Lenders, and any subordinated lender in form and substance satisfactory to the Administrative Agent and the Required Lenders (or, if the subordination terms are set forth in any instrument or agreement evidencing or governing such Subordinated Indebtedness, to the extent permitted by such instrument or agreement, so long as such subordination terms are in form and substance satisfactory to the Administrative Agent and the Required Lenders and are not able to be amended, modified or waived without the written consent of the Administrative Agent and the Required Lenders).

6.19.        [Intentionally omitted].

6.20.        Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions or transfers to the Borrower or to a Wholly-Owned Subsidiary, (ii) the Borrower may repurchase its common stock in accordance with the 2008 Equity Incentive Plan, as the same may be amended, modified or replaced, (iii) the Borrower may make Restricted Payments in connection with the distribution of rights pursuant to any shareholder rights plan or the redemption of any such right for nominal consideration in accordance with the terms of any such shareholder rights plan, (iv) the Borrower may make Restricted Payments in connection with the net exercise by holders of options or warrants or similar securities, or in connection with the withholding or payment of taxes upon the vesting of restricted stock, stock appreciation rights or similar securities of the Borrower, (v) the Borrower may declare and make dividend payments or other distributions payable solely in the Borrower’s common stock, and (vi) in addition to those dividends and repurchases permitted under the foregoing clauses (i) through (v), the Borrower may declare and pay additional dividends on its capital stock or repurchase additional shares of its capital stock so long as (A) no Default or Event of Default shall exist before or after giving effect to such dividend or repurchase or be created as a result thereof, (B) the Borrower shall have furnished to the Administrative Agent, prior to declaring and paying such dividend or repurchasing such capital stock, a certificate demonstrating in reasonable detail the Borrower’s pro forma Leverage Ratio giving effect to the applicable dividend or repurchase, and its compliance with Section 6.21(a) on a pro forma basis after giving effect to the applicable dividend or repurchase, and (C) if such pro forma Leverage Ratio exceeds 2.75 to 1.00, the aggregate amount of all such dividends and repurchases paid or made during the twelve-month period ending on the date of the proposed dividend or repurchase shall not exceed $25,000,000 (with the Borrower, to the Administrative Agent’s reasonable satisfaction,  identifying in the aforementioned certificate all dividends and repurchases (including the proposed dividend or repurchase) paid or made during such twelve-month period, and demonstrating availability for such dividend or purchase within such $25,000,000 limitation).

6.21.        Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio, as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA minus Consolidated Maintenance Capital Expenditures minus cash income taxes to (ii) interest paid or payable in cash on account of Consolidated Funded Indebtedness, plus scheduled principal amortization of long term Consolidated Funded Indebtedness, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.30 to 1.00.

(b)           Leverage Ratio.  The Borrower will not permit the Leverage Ratio, as of the end of each of its fiscal quarters, to be greater than 3.00 to 1.00.

6.22.        Guarantors.  As promptly as possible, but in any event (i) within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Domestic Subsidiary that is a Material Subsidiary, or any existing Domestic Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Material Subsidiary pursuant to the definition thereof as a result of structural changes undertaken by the Borrower (including, without limitation, by way of merger, consolidation, combination, acquisition, or asset purchase) or (ii) within thirty (30) days after the end of the fiscal quarter (or such later date as may be agreed upon by the Administrative Agent) in which any existing Domestic Subsidiary qualifies independently as a Material Subsidiary in the ordinary course of business (such as by the natural growth of earnings and income), the Borrower shall provide the Administrative Agent with written notice setting forth information in reasonable detail describing the material assets of such Subsidiary, and shall cause such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary shall become a Guarantor and shall agree to be bound by the terms and provisions thereof. Such joinder shall be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  At the time any Person is acquired by the Borrower or any Subsidiary thereof, or the Borrower or any Subsidiary thereof organizes a new Subsidiary, the Borrower shall determine, on a pro forma basis, whether such Person or new Subsidiary qualifies as a Material Subsidiary and is therefore required to become a Guarantor.  Subject to the grace periods set forth in the first sentence of this Section 6.22, the Borrower also shall designate Domestic Subsidiaries as Material Subsidiaries and shall cause them to become Guarantors in order to comply with the proviso set forth in the definition of Material Subsidiary.

6.23.        No Negative Pledge.  The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement, (ii) customary provisions in leases or licenses restricting the assignment thereof, or (iii) restrictions on assets subject to the sale, transfer, or disposition of Property or series of related sales, transfers, or dispositions of Property of the Borrower or any of its Subsidiaries permitted hereunder.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1.          Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in writing in connection with this Agreement or any other Loan Document shall be, with respect to any representations or warranties that contain a materiality qualifier, false, and with respect to any representations or warranties that do not contain a materiality qualifier, false in any material respect, in each case on the date as of which made or confirmed.

7.2.          Nonpayment by the Borrower or any Guarantor, as applicable, of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one Business Day after the same becomes due, or (iii) interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3.          The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4(i), 6.4(ii), 6.4(iii), 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.20, 6.21, 6.22 or 6.23.

7.4.          The breach by the Borrower or any Guarantor (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or the Guaranty, respectively, which is not remedied within 30 days after an Authorized Officer becomes aware of any such breach; provided that, in each case, the Borrower or any Guarantor, as applicable, shall be liable for any such breach by any of its Subsidiaries.

7.5.          Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness (beyond the applicable grace period with respect thereto, if any); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, in each case the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due; provided, that no Event of Default shall occur under this Section 7.5 as a result of a failure of the Borrower or any of its Subsidiaries to pay any Indebtedness associated with project financing the sole recourse for nonpayment of which is limited to the assets that are being financed or constructed with such project financing.

7.6.          The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii)

make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.          Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8.          Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Material Subsidiaries which, when taken together with all other Property of the Borrower and its Material Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.          The Borrower or any of its Material Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate; provided, however, that such judgment shall not be an Event of Default under this Section 7.9 if and for so long as (1) the amount of such judgment is covered by a valid and binding policy of insurance between the Borrower or the applicable Material Subsidiary and the insurer covering payment thereof, (2) the out-of-pocket amount payable (including any deductibles) by the Borrower, any Material Subsidiary or any combination thereof in connection with any such judgment is in an aggregate amount of no more than $10,000,000 and (3) such insurer has been notified of, and has not disputed, in writing, the claim made for payment of, the amount of such judgment; or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.        An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

7.11.        There occurs with respect to any Rate Management Transaction an Early Termination Date (as defined in such Rate Management Transaction) or an event which would permit a party to cause such an Early Termination Date to occur, in either case resulting from either (i) any event of default under such Rate Management Transaction as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Rate Management Transaction) or (2) any Termination Event (under and as defined in such Rate Management Transaction) as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Rate Management Transaction) and, in either case, the aggregate net amount payable by the Borrower and all of its Subsidiaries under all Rate Management Transactions terminated or which could at the election of a party thereto be terminated as a result of such event of default, Termination Event or other event is greater than $25,000,000.

7.12.        Any Change in Control shall occur.

7.13.  [Intentionally omitted].

7.14.  Any Loan Document shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.          Acceleration; Remedies.

(a)           If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)           If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)           The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of, (i) first, the LC Obligations, and (ii) second, if an Event of Default has occurred and is continuing, the Obligations, the obligations in connection with Cash Management Services and the Rate Management Obligations, and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.

(d)           At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations, all the obligations in connection with Cash Management Services and all the Rate Management Obligations have been paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e)           If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(f)            Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2.          Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order (but subject at all times to Section 2.22):

(a)           First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)           Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Commitment Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel as required by Section 9.6 and amounts payable under Article III);

(c)           Third, to payment of accrued and unpaid LC Fees, Commitment Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)           Fourth, to payment of the unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to their Pro Rata Shares;

(e)           Fifth, to payment of all other Obligations, all obligations in connection with Cash Management Services and all Rate Management Obligations, ratably among the Lenders;

(f)            Sixth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any; and

(g)           Last, the balance, if any, to the Borrower or as otherwise required by law.

8.3.          Amendments.  Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a)           without the consent of each Lender directly affected thereby (including, for the avoidance of doubt, any Defaulting Lender), extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of such Lender hereunder; provided that, only the consent of the Required Lenders will be necessary (i) to waive any obligation of the Borrower to pay interest or LC Fees at the default rate set forth in Section 2.11 or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Obligation or to reduce any fee payable hereunder.

(b)           without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.

(c)           without the consent of all of the Lenders (including, for the avoidance of doubt, any Defaulting Lender), amend this Section 8.3.

(d)           without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Guaranteed Obligations.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be affective without the written consent of the Swing Line Lender.  The Administrative Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

8.4.          Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.          Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.          Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders

and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.

9.5.          Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.          Expenses; Indemnification.

(a)           The Borrower shall reimburse the Administrative Agent upon demand for all reasonable and documented third party out-of-pocket expenses paid or incurred by the Administrative Agent, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuer and the Lenders for any documented, third party costs and expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arrangers, the LC Issuer and the Lenders (limited to one counsel for the Administrative Agent, along with any local counsel reasonably required by the Administrative Agent, and one for the Lenders collectively, unless conflicts shall arise in the reasonable determination of one or more Lenders such that additional counsel may be engaged by such Lender(s)) incurred from time to time, paid or incurred by the Administrative Agent, either Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)           The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, each Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, either Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of the party seeking indemnification, including, without limitation, reasonable attorneys’ fees and settlement costs.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.          [Intentionally omitted].

9.8.          Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

9.9.          Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.        Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  Subject to Section 9.6(b), neither the Administrative Agent, the Arrangers, the LC Issuer any Lender, nor any Loan Party shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  It is agreed that each of the Arrangers shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document.  Each Lender acknowledges that it has not relied and will not rely on either Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11.        Confidentiality.  The Administrative Agent and each Lender agrees to hold any information which it may receive from or on behalf of the Borrower or any Subsidiary in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee (subject to Section 12.4); provided that the Administrative Agent and such Lenders, as applicable, agree to instruct such parties to comply with this Section 9.11 or comparable confidentiality provisions, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided the Administrative Agent and such Lenders, as applicable, agree to instruct such parties to comply with this Section 9.11 or comparable confidentiality provisions, (vii) permitted by Section 12.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, and (ix) of information that has been publicly disclosed other than in breach of this Section or any other confidentiality agreement or obligation any such Person has in favor of the Borrower or any other Loan Party.  The Administrative Agent and each Lender agree not to use any of such information, other than in connection with this Agreement and the transactions contemplated herein.  In the event that the Administrative Agent or any Lender is required to disclose information pursuant to clauses (iii), (iv), (v) or (viii) above, such Lender or the Administrative Agent agrees to endeavor, to the extent commercially reasonable and not in violation of applicable law, to provide the Borrower with prior notice of such required disclosures.  The Administrative Agent and each Lender agree not to use any such information in connection with purchases or sales of, or trading in, any securities of the Borrower.  The Administrative Agent and each Lender will be liable for each breach of this Section 9.11 by any of their respective Affiliates.  Each of the Administrative

Agent and each of the Lenders acknowledges that (a) the information that it may receive from or on behalf of the Borrower or any Subsidiary in connection with this Agreement may include material non-public information concerning the Loan Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such information.

9.12.        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13.        Disclosure.  The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14.        USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.        Appointment; Nature of Relationship.  U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii)

is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Colorado Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.        General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Person.

10.4.        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or Guaranteed Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.        Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.        Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations, the obligations in connection with Cash Management Services and the Rate Management Obligations and termination of this Agreement.

10.9.        Notice of Event of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10.      Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.      Lender Credit Decision, Legal Representation.

(a)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arrangers hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arrangers (whether or not in their respective capacity as Administrative Agent or Arrangers) or any of their Affiliates.

(b)           Subject to the reimbursement provisions set forth in Section 9.6, each Lender further acknowledges that, at its sole cost and expense, it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, at its sole cost and expense, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12.      Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.      Administrative Agent and Arranger Fees.  The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to that certain letter agreement dated June 1, 2011 between the Administrative Agent and the Borrower and that certain letter agreement dated June 1, 2011 among the Syndication Agent, WFS and the Borrower (collectively, the “Fee Letters”), or as otherwise agreed from time to time.

10.14.      Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be subject to the same obligations to which the Administrative Agent is subject hereunder, and shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.      Administrative Agent, Co-Documentation Agent, Syndication Agent, etc.  Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Co-Documentation Agents or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

10.16.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender to offset and apply all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender toward the payment of the Obligations, the obligations in connection with Cash Management Services and the Rate Management

Obligations owing to such Lender, whether or not the Obligations, the obligations in connection with Cash Management Services or the Rate Management Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any guaranty right or remedy available to such Lender or the Lenders, provided, that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations, the obligations in connection with Cash Management Services and the Rate Management Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice will not affect the validity of such setoff and application.

11.2.        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives protection for its Obligations, its obligations in connection with Cash Management Services or its Rate Management Obligations, or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.        Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.        Participations.

(a)           Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not, without the consent of such Participant, vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

(c)           Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of

(and shall be subject to the limitations under) Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower and, in the case of a Participant that would be a Non-U.S. Lender if it were a Lender, the notice requesting consent specifically identifies the Participant as such and refers to the application of Section 3.5, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with, and agrees that it shall be subject to, the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3.        Assignments.

(a)           Permitted Assignments.  Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents in accordance with this Section 12.3.  Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)           Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice that is given to the Administrative Agent within ten (10) Business Days after having received notice thereof and that, in the case of a Purchaser that would be a Non-U.S. Lender if it were a Lender, notice thereof specifically identifies the Purchaser as such and refers to the application of Section 3.5.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  The consent of the LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Revolving Commitment.  Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)           Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment by the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent; provided, that the Purchaser shall not be entitled to receive any greater payment under Section 3.5 than the transferor Lender would have received had it retained the assigned interest for its own account.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, Sections 3.1, 3.2, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4.        Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee has agreed to be bound by Section 9.11 of this Agreement.

12.5.        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1.        Notices; Effectiveness; Electronic Communication. Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrower, to it at 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention:  David Honeyfield, President and Chief Financial Officer, Facsimile:  (303) 298-7502;

(ii)                                  with a copy to 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Geoffrey T. Williams, Jr., Assistant General Counsel and Secretary, Facsimile: (303) 298-7502;

(iii)                               with a copy to 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Rhett K. Wallace, Treasurer and Manager of Budgeting and Forecasting, Facsimile: (303) 298-7502;

(iv)                              if to the Administrative Agent, to it at 1420 Fifth Avenue, 9th Floor, Seattle, Washington 98101, Attention:  Sarah Adams, Facsimile:  (206) 587-7022;

(v)                                 if to the LC Issuer, to it at 111 SW 5th Avenue, Portland, Oregon 97204, Attention:  Nancy Tousignant, Facsimile:  (503) 275-5132;

(vi)                              if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished (i) as provided in Section

6.1, and (ii) by other electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1.        Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and

National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF COLORADO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN DENVER, COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DENVER, COLORADO.

15.3.        WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

INTREPID POTASH, INC.

By:	/s/ David W. Honeyfield
Name:	David W. Honeyfield
Title:	President

Signature Page to

Intrepid Potash Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative Agent

By:	/s/ Mark E. Thompson
Name: Mark E. Thompson
Title: Senior Vice President

Signature Page to

Intrepid Potash Credit Agreement

WELLS FARGO BANK, NA., as a Lender

By:	/s/ Kenneth D. Brown
Name: Kenneth D. Brown
Title: Vice President

Signature Page to

Intrepid Potash Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Brennon Crist
Name: Brennon Crist
Title: Senior Vice President

Signature Page to

Intrepid Potash Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Jennifer Wendrow
Name: Jennifer Wendrow
Title: Director

Signature Page to

Intrepid Potash Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Daniel J. Ricke
Name: Daniel J. Ricke
Title: Vice President

Signature Page to

Intrepid Potash Credit Agreement

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Bruce B. Fortner
Name: Bruce B. Fortner
Title: Vice President

Signature Page to

Intrepid Potash Credit Agreement

BANK OF THE WEST, as a Lender

By:	/s/ G.S. Todd Berryman
Name: G.S. Todd Berryman
Title: Senior Vice President

Signature Page to

Intrepid Potash Credit Agreement

UNITED FCS PCA D/B/A FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Daniel J. Best
Name: Daniel J. Best
Title: Vice President

Signature Page to

Intrepid Potash Credit Agreement